LAIDLAW INTERNATIONAL, INC. ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2007 AND PROVIDES
MERGER UPDATE

•	Reports EPS for Continuing Operations Increased by 73%

•	Reaffirms Earnings Guidance for Remainder of Fiscal Year

•	Announces Quarterly Dividend of $0.17

NAPERVILLE, ILLINOIS, July 6, 2007 – Laidlaw International, Inc. (NYSE: LI) today announced its financial results for the third quarter ended May 31, 2007. Consolidated revenue for the third quarter of fiscal 2007 was $869 million, slightly higher than the prior year, and income from continuing operations was $61 million, a 40% increase, as compared to the previous year. Diluted earnings per common share from continuing operations was $0.76 as compared to $0.44 for the prior year.

“I am pleased with these results,” said Kevin E. Benson, President and Chief Executive Officer of Laidlaw International. “Our school bus operations continue to produce good revenue growth. In addition they have improved their EBITDA margin, as the benefits of their safety initiatives implemented over the past several years, have resulted in greatly reduced insurance expenses. Greyhound, while not matching the hurricane induced travel volumes of 2006, continued to refine and develop their network with the objective of growing their customer base. Our Transit operations have also performed well, replacing the revenue from a major contract lost in 2006, while improving EBITDA margins”

Quarter Results
Education Services revenue grew 7.5% offsetting the impact of the $28 million reduction in revenue at Greyhound. Contract growth and inflationary price increases were the driving forces for the very strong revenue performance at Education Services. Approximately $5 million of the revenue decline at Greyhound was due to the short strike in western Canada with the remainder due to lower passenger counts.

EBITDA of $166 million was up 14% from the prior year and EBITDA margin increased over 200 basis points to 19%. At Education Services, a major portion of the $17 million increase in their EBITDA was due to continued favorable safety trends which resulted in lower insurance costs. Greyhound’s EBITDA increased $1 million as a result of lower compensation expense and insurance costs, which more than offset the effect of reduced revenue. Although Public Transit’s revenue was flat, EBITDA and EBITDA margin improved due largely to lower insurance costs.

EBITDA is a non-GAAP financial measure, representing operating income plus depreciation and amortization. Schedules reconciling EBITDA to income from continuing operations and EBITDA to cash used by operating activities are presented as a supplement to this release.

The results of the quarter include $9 million of additional interest expense associated with debt used to fund the Company’s share repurchase program and an additional $5 million of costs related to the previously announced merger with FirstGroup plc. In addition, due to a higher Canadian exchange rate at May 31, we recognized $11 million of currency exchange gain on our US$ denominated debt in Canada this quarter.

Key Balance Sheet Items
As of May 31, 2007, Laidlaw had cash and cash equivalents of $191 million and debt outstanding of $769 million. Net capital expenditures for the nine month period were $207 million, as compared to $200 million in the prior year. Laidlaw will file its Form 10-Q which includes more complete information with the Securities Exchange Commission on July 6, 2007.

Outlook
The Company’s outlook for revenue, EBITDA, earnings per share and capital expenditures is unchanged from previously provided guidance. Revenue for fiscal 2007 is expected to increase 1 to 3 percent, as compared to 2006. EBITDA for fiscal 2007 is projected to be in the range of $470 million to $500 million. Earnings per share from continuing operations is anticipated to be $1.35 to $1.55 per share. Net capital expenditures for fiscal 2007 are projected to be towards the upper end of our $230 million to $260 million guidance range.

The earnings guidance includes $11 million of merger related costs incurred through May 31, 2007, but does not take into account transaction costs that may be expensed in the fourth quarter of fiscal 2007. Additionally, while the capital expenditure forecast includes some amounts related to assets needed for new contract wins, a successful finish to the bid season could result in actual results modestly exceeding guidance.

Distributions
During the quarter, the Board of Directors approved a quarterly dividend of $0.17 per share of Laidlaw’s common stock payable on August 3, 2007 to all shareholders of record at the close of business on July 18, 2007.

Merger Update
As previously announced, on February 8, 2007, Laidlaw entered into a merger agreement with FirstGroup plc under which FirstGroup will acquire all of the outstanding common shares of Laidlaw for $35.25 per share in cash. Laidlaw held a special meeting of stockholders on April 20, 2007 to vote on the proposed merger with FirstGroup at which time the stockholders approved the merger. FirstGroup held an extraordinary general meeting of its shareholders on the same day and their shareholders passed resolutions to approve, among other things, the acquisition of Laidlaw.

During the quarter, the Committee on Foreign Investment at the U.S. Department of Treasury, issued written clearance under the Exon-Florio amendment of Laidlaw’s proposed merger with FirstGroup, the United States Surface Transportation Board approved the proposed merger and the Canadian Competition Bureau provided clearance of the proposed merger.

Regulatory review under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) is ongoing. On April 30, 2007, the Antitrust Division of the U.S. Department of Justice requested additional information from both FirstGroup and Laidlaw, primarily related to student transportation, which effectively extended the applicable waiting period under the HSR Act during which Laidlaw and FirstGroup may not consummate the proposed transaction. As of the close of business today, the parties will have certified their substantial compliance with this request for additional information. Under the HSR Act, the Antitrust Division must complete its review within 30 days of the day both firms certified their substantial compliance with the Antitrust Division’s request. However, the Antitrust Division has asked Laidlaw and FirstGroup to enter into a timing agreement that would provide the Antitrust Division with additional time to complete its review, effectively extending the review period. Laidlaw and FirstGroup are discussing the terms of that agreement with the Antitrust Division and, if an agreement is finalized, will release further information about the agreement at that time. The Company and FirstGroup remain committed to working cooperatively with the Antitrust Division as it conducts its review of the merger.

Conference Call Details
The Company will hold a conference call hosted by senior management to discuss the financial results on Monday, July 9, 2007 at 10:00 a.m. (Eastern). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

800-510-9836 – (US and Canada)

617-614-3670 – (International)

Passcode: 72961354

A replay will be available shortly after the conference call through August 9, 2007. To access the replay, dial 888-286-8010 (U.S. and Canada) or 617-801-6888 (International); passcode: 93722399. Additionally, the web cast will be archived on the Company’s website.

Forward-Looking Statements
Certain statements contained in this press release, including statements that are not historical facts, are forward-looking statements made under the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to:

•	Risks and uncertainties related to the proposed merger with FirstGroup, including but not limited to receiving approval from the required regulatory agencies as well as the satisfaction of other customary closing conditions;

•	Economic and other market factors, including competitive pressures and changes in pricing policies;

•	The ability to implement initiatives designed to increase operating efficiencies or improve results;

•	Costs and risks associated with litigation and indemnification obligations;

•	Changes in interpretations of existing, or the adoption of new, legislation, regulations or other laws;

•	The potential for rising labor costs and actions taken by organized labor unions;

•	Continued increases in prices of fuel and potential shortages;

•	Control of costs related to accident and other risk management claims;

•	Terrorism and other acts of violence;

•	The ability to produce sufficient future taxable income to allow us to recover our deferred tax assets;

•	The ability to pay dividends;

•	Potential changes in the mix of businesses we operate;

•	The inability to earn sufficient returns on pension plan assets thus requiring increased funding; and

•	Other risks and uncertainties described in Laidlaw’s filings with the Securities and Exchange Commission (SEC).

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. Laidlaw undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures Laidlaw makes on related subjects as may be detailed in Laidlaw’s other filings made from time to time with the SEC.

About Laidlaw International
Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw, visit the website: www.laidlaw.com.

Contact:
Jeff McDougle
Vice President, Treasurer
Phone: 630-848-3146

LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
( $ in millions except per share amounts )
(unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2007	2006	2007	2006
Revenue	$868.9	$860.7	$2,517.9	$2,496.5
Compensation expense	423.6	420.2	1,246.0	1,222.9
Vehicle related costs	57.9	61.3	178.8	186.2
Fuel expenses	70.6	68.7	206.4	194.3
Insurance and accident claim costs	24.6	46.7	97.7	128.3
Occupancy costs	41.6	40.9	120.7	121.5
Depreciation and amortization	66.1	62.1	189.0	177.8
Other operating expenses	84.8	77.3	244.8	220.0

Operating income	99.7	83.5	234.5	245.5
Interest expense	(14.2)	(5.4)	(43.4)	(16.3)
Other income (expense), net	8.7	1.9	(1.9)	5.7

Income from continuing operations before income taxes	94.2	80.0	189.2	234.9
Income tax expense	(33.2)	(36.5)	(69.6)	(95.6)

Income from continuing operations	61.0	43.5	119.6	139.3
Loss from discontinued operations	—	(9.4)	—	(12.9)

Net income	$61.0	$34.1	$119.6	$126.4

Basic earnings (loss) per share
Continuing operations	$0.77	$0.44	$1.50	$1.40
Discontinued operations	—	(0.09)	—	(0.13)

Net income	$0.77	$0.35	$1.50	$1.27

Diluted earnings (loss) per share
Continuing operations	$0.76	$0.44	$1.50	$1.40
Discontinued operations	—	(0.09)	—	(0.13)

Net income	$0.76	$0.35	$1.50	$1.27

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2007	2006	2007	2006
Revenue
Education services	$520.0	$483.7	$1,466.1	$1,367.9
Greyhound	269.9	297.9	820.7	896.3
Public transit	79.0	79.1	231.1	232.3

Consolidated	$868.9	$860.7	$2,517.9	$2,496.5

EBITDA
Education services	$134.7	$117.7	$338.8	$325.0
Greyhound	23.6	22.9	66.4	84.1
Public transit	7.5	5.0	18.3	14.2

Consolidated	$165.8	$145.6	$423.5	$423.3

EBITDA Margins
Education services	25.9%	24.3%	23.1%	23.8%
Greyhound	8.7%	7.7%	8.1%	9.4%
Public transit	9.5%	6.3%	7.9%	6.1%
Consolidated	19.1%	16.9%	16.8%	17.0%
Net Capital Expenditures			206.8	199.5

EBITDA is presented as a supplemental disclosure because management uses this measure to evaluate performance and allocate resources, and believes it provides useful information regarding our ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP) and is not indicative of operating income or cash flows from operations as determined under GAAP.

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

EBITDA is presented as a supplemental disclosure because management uses this measure to evaluate performance and allocate resources, and believes it provides useful information regarding our ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP) and is not indicative of operating income or cash flows from operations as determined under GAAP.

A reconciliation of EBITDA to income (loss) from continuing operations is presented below ($ in millions):

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2007	2006	2007	2006
EBITDA	$165.8	$145.6	$423.5	$423.3
Depreciation and amortization	(66.1)	(62.1)	(189.0)	(177.8)
Interest expense	(14.2)	(5.4)	(43.4)	(16.3)
Other income (expense), net	8.7	1.9	(1.9)	5.7
Income tax expense	(33.2)	(36.5)	(69.6)	(95.6)

Income from continuing operations	$61.0	$43.5	$119.6	$139.3

A reconciliation of EBITDA to cash provided by operating activities is presented below ($ in millions):

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2007	2006	2007	2006
EBITDA	$165.8	$145.6	$423.5	$423.3
Cash paid for interest	(22.5)	(4.9)	(47.6)	(13.6)
Cash refunded (paid) for income taxes	(2.4)	(0.9)	(12.7)	3.5
Cash received for other income (expense), net	0.4	1.9	1.5	5.7
Non-cash adjustments to EBITDA	2.5	(4.8)	—	0.6
Cash provided (used) by changes in operating assets and liabilities	20.4	25.2	(103.7)	(97.9)

Cash provided by operating activities	$164.2	$162.1	$261.0	$321.6